AGREEMENT

                                  by and among

                              KIRLIN HOLDING CORP.,

                         INDIVIDUAL INVESTOR GROUP, INC.

                                       and

                             VENTUREHIGHWAY.COM INC.


                                   Dated as of


                                  June 2, 1999







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                                TABLE OF CONTENTS

                                                                                                               Page

ARTICLE I         KIRLIN AND INDI EQUITY INTERESTS IN VENTUREHIGHWAY
                  AND EXECUTION OF OTHER AGREEMENTS...............................................................1
                  Section 1.1       Kirlin Equity Interest.  .....................................................1
                  Section 1.2       INDI Equity Interest.  .......................................................2
                  Section 1.3       Delivery of Certificates.  ...................................................2
                  Section 1.4       Other Agreements.  ...........................................................2

ARTICLE II        INDI CONTRIBUTION...............................................................................3
                  Section 2.1       INDI Contribution.............................................................3
                  Section 2.2       Definition of "Promotions."  .................................................3
                  Section 2.3       Valuation of Promotions Delivered.  ..........................................3
                  Section 2.4       Promotion Utilization Commitments.............................................4
                  Section 2.5       Promotions Not Transferable.  ................................................5
                  Section 2.6       Content of Promotions.  ......................................................5
                  Section 2.7       Absolute Obligation.  ........................................................6
                  Section 2.8       Sale of INDI Properties.  ....................................................6

ARTICLE III       THE BUSINESS....................................................................................6
                  Section 3.1       The Site.  ...................................................................6

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................7
                  Section 4.1       Corporate Existence...........................................................7
                  Section 4.2       Authorization; Binding Effect. ...............................................7
                  Section 4.3       No Conflicts with Agreements, Etc. ...........................................8
                  Section 4.4       Conduct of Business; Approvals.  .............................................8
                  Section 4.5       Capitalization. ..............................................................9
                  Section 4.6       Subsidiaries.  ...............................................................9
                  Section 4.7       Financial Statements..........................................................9
                  Section 4.8       Consents, Etc.................................................................9
                  Section 4.9       Title to Properties..........................................................10
                  Section 4.10      Material Contracts...........................................................10
                  Section 4.11      Taxes, Tax Returns and Audits.  .............................................11
                  Section 4.12      Litigation.  ................................................................12
                  Section 4.13      No Employee Benefit Plans.  .................................................12
                  Section 4.14      Assets; Intellectual Property................................................12

ARTICLE V         KIRLIN REPRESENTATIONS.........................................................................13
                  Section 5.1       Corporate Existence.  .......................................................13
                  Section 5.2       Authorization: Binding Effect................................................14
                  Section 5.3       No Conflicts with Agreements, Etc............................................14
                  Section 5.4       Consents, Etc.  .............................................................14
                  Section 5.5       Purchase for Own Account.  ..................................................14
                  Section 5.6       Restricted Securities. ......................................................15
                  Section 5.7       Accredited Investor Status.  ................................................15
                  Section 5.8       Litigation.  ................................................................15
                  Section 5.9       Current Kirlin Websites.  ...................................................15
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
ARTICLE VI        INDI REPRESENTATIONS...........................................................................15
                  Section 6.1       Corporate Existence.  .......................................................15
                  Section 6.2       Authorization: Binding Effect................................................15
                  Section 6.3       No Conflicts with Agreements, Etc............................................16
                  Section 6.4       Consents, Etc.  .............................................................16
                  Section 6.5       Purchase for Own Account.  ..................................................16
                  Section 6.6       Restricted Securities. ......................................................16
                  Section 6.7       Accredited Investor Status. .................................................17
                  Section 6.8       Access to Information........................................................17
                  Section 6.9       Current INDI Websites.  .....................................................17
                  Section 6.10      Litigation.  ................................................................17

ARTICLE VII       COVENANTS OF THE COMPANY.......................................................................17
                  Section 7.1       Financial Statements and Other Information. .................................17
                  Section 7.2       Registration Rights..........................................................18
                  Section 7.3       Management Services.  .......................................................20
                  Section 7.4       Notification of Parties Requesting Financing through the Company.  ..........21

ARTICLE VIII      CONFIDENTIALITY................................................................................21
                  Section 8.1       Confidentiality.  ...........................................................21

ARTICLE IX        JOINT COVENANTS OF THE PARTIES.................................................................22
                  Section 9.1       Further Action...............................................................22
                  Section 9.2       Public Offering Lock-Ups  ...................................................22
                  Section 9.3       Noncompete...................................................................22
                  Section 9.4       Press Release.  .............................................................23
                  Section 9.5       Kirlin Advertising Commitment.  .............................................23

ARTICLE X         INDEMNIFICATION................................................................................23
                  Section 10.1      Indemnification of INDI......................................................23
                  Section 10.2      Indemnification of Kirlin.  .................................................24
                  Section 10.3      Indemnification of the Company.  ............................................24
                  Section 10.4      Notices; Third Party Claims..................................................25

ARTICLE XI        MISCELLANEOUS..................................................................................26
                  Section 11.1      Survival.....................................................................26
                  Section 11.2      Successors and Assigns.......................................................26
                  Section 11.3      Governing Law; Venue.  ......................................................26
                  Section 11.4      Counterparts and Facsimile Signatures.  .....................................27
                  Section 11.5      Titles and Subtitles. .......................................................27
                  Section 11.6      Notices. ....................................................................27
                  Section 11.7      Termination Rights.  ........................................................28
                  Section 11.8      Fees.  ......................................................................28
                  Section 11.9      Entire Agreement; Amendments and Waivers.  ..................................28
                  Section 11.10     Severability.  ..............................................................28
                  Section 11.11     Compliance with Laws and Regulations.  ......................................29
                  Section 11.12     Rights of Third Parties.  ...................................................29
                  Section 11.13     Definition of Affiliates.  ..................................................29
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                                    Schedules

                          Schedule 4.9-Material Assets
                        Schedule 4.10-Material Contracts
                     Schedule 4.14(a)-Intellectual Property





                                       iii

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                                    AGREEMENT

         This AGREEMENT ("Agreement") is made as of the 2nd day of June, 1999, by and among KIRLIN HOLDING CORP., a Delaware corporation ("Kirlin"), INDIVIDUAL
INVESTOR GROUP, INC., a Delaware corporation, ("INDI"), and VENTUREHIGHWAY.COM
INC., a New York corporation ("Company").

         WHEREAS, the Company has created, owns and will operate a branded website called "VentureHighway.com" (the "Site"), the primary focus, principal theme and format of which shall be to serve as an interactive portal for one or more of the following activities: (a) the matching of companies seeking funding with qualified investors seeking to fund such companies ("Online Matching
Services"), (b) the facilitation of private placements of securities of companies to qualified investors ("Online Private Placement Services"), and (c) the facilitation of public offerings of securities of companies (the operation of such a website (or site available on a proprietary online service) being referred to herein as the "Business");

         WHEREAS, in connection with the expansion, launch and marketing of the Business, Kirlin and INDI have contributed and/or desire to contribute cash, assets and other consideration to the Company in exchange for equity ownership in the Company as provided in this Agreement; and

         WHEREAS, Kirlin, INDI and the Company desire to set forth certain representations, warranties and covenants with respect to each other and certain covenants and parameters with respect to the management, operation and marketing of the Business.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                       KIRLIN AND INDI EQUITY INTERESTS IN
                VENTUREHIGHWAY AND EXECUTION OF OTHER AGREEMENTS

               Section 1.1 Kirlin Equity Interest. The Company has previously sold to Kirlin 10,000 shares ("Kirlin Shares") of the common stock, no par value, of the Company ("Common Stock") for nominal consideration. As further consideration for the Kirlin Shares, Kirlin is concurrently herewith contributing to the capital of the Company the sum of $750,000 together with all amounts owed by the Company to Kirlin for goods and services provided up to the date hereof (such contributions by Kirlin being referred to herein as the "Kirlin Contribution)."

                  Section 1.2 INDI Equity Interest. In consideration for the "INDI Contribution" as defined and described in Article II below, the Company is hereby selling to INDI 2,484 shares of Common Stock ("INDI Shares"). Upon issuance, the INDI Shares shall represent 19.9% of the outstanding capital stock of the Company and the Kirlin Shares shall represent 80.1% of the outstanding capital stock of the Company. The terms "Kirlin Shares" and "INDI Shares" shall each be deemed to include any additional shares of Common Stock acquired by the owner thereof.

                  Section 1.3 Delivery of Certificates. Concurrently with the execution of this Agreement, the Company shall deliver to INDI a certificate representing the INDI Shares. Kirlin acknowledges its previous receipt of a certificate representing the Kirlin Shares. Both certificates shall bear the following legends:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT BETWEEN KIRLIN HOLDING CORP., INDIVIDUAL INVESTOR GROUP, INC. AND THE COMPANY, DATED AS OF THE 2ND DAY OF JUNE, 1999, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.


                  Section 1.4 Other Agreements. Concurrently with the execution and delivery of this Agreement, (a) the Company, INDI and Kirlin are each executing and delivering the Stockholder Agreement, dated as of the date hereof ("Stockholder Agreement"), (b) Kirlin and the Company are each executing and delivering the Management Services Agreement, dated as of the date hereof ("Management Services Agreement"), and (c) Kirlin and INDI are each executing and delivering the Securities Purchase Agreement, dated as of the date hereof ("Securities Purchase Agreement").


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                                   ARTICLE II
                                INDI CONTRIBUTION

                  Section 2.1 INDI Contribution. In consideration for the INDI Shares, during the 30- month period ("Promotion Period") beginning on the Media Start Date (which date shall be a date mutually agreed upon by Kirlin and INDI, but in no event later than July 1, 1999, INDI shall provide the Company with Promotions (as defined in Section 2.2 below). The Promotions delivered during the Promotion Period shall have an aggregate value (as described in Section 2.3 below) of $3,184,000. The provision by INDI to the Company of the Promotions pursuant to this Article II is referred to herein as the "INDI Contribution."

                  Section 2.2 Definition of "Promotions." "Promotions" shall mean the placement of advertising relating to the Site, the Business or the Company in media made available by INDI for purchase to advertisers for cash in the ordinary course of INDI's business, including (a) in print medium magazines published by INDI, such as Individual Investor and Ticker ("Print Advertising"), and (b) on websites owned or controlled by INDI, such as Individual Investor Online (www.iionline.com), using advertising buttons of various dimensions typically sold by INDI (e.g., typically ranging in size from 120 x 60 pixels to 468 x 60 pixels) and on any other publications that INDI may distribute via electronic means (such as electronic mail), using advertising in the form typically sold by INDI for such publications ("Online Advertising").

                  Section 2.3 Valuation of Promotions Delivered. Print Advertising shall be scheduled monthly by the parties and shall be valued at the prices set forth on INDI's applicable 1999 rate cards (copies of which have been delivered to the Company and Kirlin) for 24-page purchases (e.g., a full-page, four-color ad in Individual Investor shall be valued at $31,080 and a full-page, four-color ad in Ticker shall be valued at $9,874). Online Advertising will be scheduled by the parties quarterly commencing July 1, 1999 and will be valued during such quarter on a cost-per-thousand impressions ("CPM") basis. The CPM at which the Company's Online Advertising during a calendar quarter shall be valued shall be equal to the average prices charged by INDI during the immediately preceding quarter for sponsorship advertisements sold on a CPM basis (without limiting the foregoing, such sponsorship advertisements do not include (a) banner advertisements sold through third-party sales agents, (b) advertisements sold on a cost-per-action basis or (c) advertisements provided on a make-good or value-added basis) having similar dimensions and similar visual accessibility (i.e., advertisements requiring the same number of clicks from


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the home page to reach page where they are placed) to the Company's Online
Advertising. INDI shall notify the Company in writing by the twentieth day of each quarter, of the CPM determined in accordance with the preceding sentence. In the event that the Media Start Date is prior to July 1, 1999, the value of Online Advertising that is displayed between the Media Start Date and June 30, 1999 shall be at the CPM charged by INDI during the first calendar quarter of 1999 for sponsorship advertisements sold on a CPM basis having similar dimensions and similar visual accessibility to the Company's Online Advertising. INDI shall determine the applicable CPM, as described above, for its electronic publications (such as electronic mail) separately from those for its websites, and shall notify the Company of each such CPM as described above.

                  Section 2.4    Promotion Utilization Commitments.

                           (a)   The Company shall utilize all $3,184,000 of
Promotions during the Promotion Period. At least $983,000 of the Promotions shall be Print Advertising (the "Aggregate Print Advertising Commitment") and at least $1,600,000 of the Promotions shall be Online Advertising (the "Aggregate Online Advertising Commitment"), in each instance based upon the valuation described in Section 2.3. Moreover, during each of the first four (4) quarters commencing July 1, 1999, the Company shall utilize at least $98,300 of Print Advertising and at least $275,000 of Online Advertising per quarter, and during each of the first six (6) quarters commencing July 1, 2000, the Company shall utilize at least $98,300 of Print Advertising Promotions and at least $83,333 of Online Advertising Promotions per quarter (the quarterly commitment set forth in this sentence for Print Advertising and for Online Advertising, respectively, for a given calendar quarter shall be described as the "Quarterly Print Advertising Commitment" and the "Quarterly Online Advertising Commitment," respectively, for such quarter). Notwithstanding the foregoing and subject to the Company's obligation to meet the Aggregate Print Advertising Commitment, the Company shall have the right to defer the use of up to an aggregate of $98,300 of Print Advertising ("Deferred Print Advertising") and to use the Deferred Print Advertising, in whole or part, at any time during the Promotion Period. Upon each use of any Deferred Print Advertising, the Company shall have a continuing right to defer additional amounts of Print Advertising in an amount equal to the amount of Deferred Print Advertising so used. Subject to the Company's requirement to utilize all $3,184,000 of Promotions during the Promotion Period, and notwithstanding anything in this Agreement to the contrary, (x) once the Company has utilized the Aggregate Print Advertising Commitment, the Quarterly Print Advertising Commitment shall become zero and (y) once the Company has utilized the Aggregate Online Advertising Commitment, the Quarterly Online Advertising Commitment shall become zero.


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                           (b)      Subject to the Company's Promotion
utilization commitments described above, INDI and the Company shall mutually agree upon the calendaring of the Promotions during the Promotion Period. INDI acknowledges that the Company may desire to receive more than $1,493,200 of Promotions (which equals the sum of the Quarterly Print Advertising Commitment and Quarterly Online Advertising Commitment for the first four quarters commencing July 1, 1999) during the first year of the Promotion Period and shall use commercially reasonable efforts to accommodate the Company's advertising desires.

                           (c)      So long as INDI is capable of delivering the
Quarterly Print Advertising Commitment during a given calendar quarter, the Company shall be deemed to have utilized the Quarterly Print Advertising Commitment for that quarter. So long as INDI is capable of delivering the Quarterly Online Advertising Commitment during a given calendar quarter, the Company shall be deemed to have utilized the Quarterly Online Advertising Commitment for that quarter.

                  Section 2.5 Promotions Not Transferable. The Promotions are not transferable in whole or in part by the Company. Without limiting the foregoing, the Company may not assign in whole or in part any of its obligations with respect to the utilization of Promotions described above.

                  Section 2.6 Content of Promotions. The content of the Promotions shall be designed by the Company and the Company shall be solely responsible for ensuring that the creative content of the Promotions do not violate any laws (including without limitation federal and state securities laws), do not infringe any copyright, trademark or other right of any third party and are not actionable on grounds of false advertising or otherwise. It is understood that INDI shall have no obligation to include any Promotions in any particular advertising medium if INDI's general and customary standards and practices would cause INDI to refuse to display such Promotions (without limiting the foregoing, INDI may refuse to display, in print or online, Promotions that INDI reasonably believes are false, libelous, scandalous or violate the rights of third parties, and may refuse to display online Promotions that have file sizes in excess of 12 kilobytes or which in INDI's reasonable opinion would harm the user's experience on the INDI online site by causing the site's pages to take an undue time to load). Provided that the Company provides INDI with Promotions not objectionable ("Non-objectionable Creative"), INDI's right to refuse to display certain Promotions described in the preceding sentence shall not relieve INDI of its obligations to provide the total value and type of Promotions set forth above.



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                  Section 2.7 Absolute Obligation. Subject only to the Company providing INDI with Non-objectionable Creative, the obligation of INDI to deliver the Promotions as provided above shall be absolute and unconditional so long as neither Kirlin nor the Company is in material breach of this Agreement. Such obligation shall survive any transfer by INDI of the INDI Shares and by Kirlin of the Kirlin Shares, as well as any sale of assets of the Business, except as otherwise specifically set forth herein.

                  Section 2.8 Sale of INDI Properties. Notwithstanding the provisions of Section 11.2 or anything else in this Agreement to the contrary,
(a) INDI retains the right in its sole and absolute discretion to sell or discontinue the publication of any of its print and online publications; (b) in the event that INDI sells both Individual Investor magazine and Ticker magazine to a single party ("Print Acquiror") and Print Acquiror agrees in writing to provide the Print Promotions on the terms set forth herein, Kirlin and the Company shall be deemed to have consented to the assignment to Print Acquiror of INDI's rights and obligations pertaining to Print Promotions; and (c) in the event that INDI sells Individual Investor Online to a third party ("Online Acquiror") and Online Acquiror agrees in writing to provide the Online Promotions on the terms set forth herein, Kirlin and the Company shall be deemed to have consented to the assignment to Online Acquiror of INDI's rights and obligations pertaining to Online Promotions.

                                   ARTICLE III
                                  THE BUSINESS

                  Section 3.1    The Site.

                           (a)      It is anticipated that the Commercial Launch
(as defined below) of the Site shall occur on or prior to December 31, 1999.

                           (b)      The "Commercial Launch" of the Site shall be
deemed to occur at such time as (i) the Site is available to the public through the Internet, (ii) the Site possesses the functionality required to at least allow the commercial operation of the Online Matching Services and Online Private Placement Services and (iii) the Company is, either directly or through a subsidiary, a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. It is anticipated that the Site shall satisfy the requirements of clause (i) of the preceding sentence by August 1, 1999.



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                           (c)      Until the expiration of the Promotion
Period, the Company shall not materially alter the Business without the written consent of INDI.

                           (d)      The Site shall contain business plans,
private placement memoranda, prospectuses and other information and content provided by various sources, including the Company and Kirlin and their respective affiliates (the "Materials"). The Company shall have the right to display and transmit the Materials. The Company shall have the regulatory authority, no later than the date of the Commercial Launch, to obtain a transactional fee with respect to any financing that occurs as a result of the use of the Online Matching Services or Online Private Placement Services (a "Finder's Fee"). Prior to date of the Commercial Launch, Kirlin and/or its Affiliates (as defined below) shall act in any broker-dealer capacity required in connection with the Business and shall be entitled to receive any Finder's Fee. The gross amount of the Finder's Fee, less the applicable taxes owed by Kirlin and/or its Affiliates with respect to the Finder's Fee, shall be referred to as the "After-tax Finder's Fee" and the "Kirlin Advertising Commitment" (as discussed hereafter) shall be twenty-five percent of the After-tax Finder's Fee.

                           (e)      Funding of the Business.  The Kirlin
Contribution will be utilized to operate the Business until such time as the Kirlin Contribution is exhausted. The parties hereto acknowledge that it is likely that the Company will be required to seek additional funding to operate the Business from Kirlin, INDI or third parties. Neither INDI nor Kirlin shall be obligated to provide any additional funding to the Company.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to INDI as follows:

                  Section 4.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have, either singly or in the aggregate, a material adverse effect on the operations, business, properties, assets or condition (financial or otherwise) of the Company (a "Company Material Adverse Effect").

                  Section 4.2 Authorization; Binding Effect. The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement, the Stockholder Agreement and the


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Management Services Agreement (collectively, the "Transaction Documents"), (ii)
to issue the INDI Shares and (iii) to carry out and perform its obligations under the terms of the Transaction Documents. The Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity, and except that public policy may limit the Company's indemnification obligations under Section 7.2(c) hereof. The INDI Shares have been duly authorized, validly issued and are fully paid and nonassessable.

                  Section 4.3 No Conflicts with Agreements, Etc. Neither the execution and delivery of the Transaction Documents nor the fulfillment of or compliance with the terms and provisions of the Transaction Documents, nor the issuance of the INDI Shares, will conflict with, or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, the Company's Certificate of Incorporation or By-laws or any contract, agreement, mortgage, indenture, lease, instrument, order, judgment, statute, law, rule or regulation to which the Company or any of its assets is subject, or result in the creation of any security interest, mortgage, pledge, lien, claim, charge or encumbrance (collectively "Liens") on any properties of the Company, except for such conflicts, breaches, violations, defaults or Liens which would not have a Company Material Adverse Effect.

                  Section 4.4 Conduct of Business; Approvals. The Company has all requisite corporate power to own, lease and operate its properties and to carry on the Business as now being conducted. The Company has all necessary authorizations, approval, orders, licenses, certificates and permits (collectively, "Approvals") of all governmental and/or regulatory bodies to own or lease its properties and conduct its business, except where the failure to obtain such Approvals would not have a Company Material Adverse Effect. The Company is and has been doing business in compliance with all such Approvals and applicable federal, state and local laws, rules and regulations, except where the failure to do so would not have a Company Material Adverse Effect. The Company is not in violation or default in any material respect of any provision of its Certificate of Incorporation or By-laws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, except where such violation or default would not reasonably be expected to have a Company Material Adverse Effect.

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                  Section 4.5 Capitalization. The authorized capital of the
Company consists of 30,000 shares, comprised of 25,000 shares of Common Stock (of which 12,484 shares will be issued and outstanding, after giving effect to the issuance of the INDI Shares) and 5,000 shares of preferred stock (of which no shares are outstanding). All of the shares of Common Stock outstanding immediately prior to the issuance of the INDI Shares are owned by Kirlin and have been duly and validly issued and are fully paid, non-assessable and free and clear of Liens. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or Kirlin of any shares of the Company's capital stock. The Company is not a party to or subject to any agreement or understanding which affects or relates to the voting of, or giving of written consents with respect to, any security of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity or ownership interests. The Company is not a party to any agreement (other than this Agreement and the Stockholder Agreement) that contains, nor does its Certificate of Incorporation or By-Laws contain, any provision that would restrict or prohibit the transfer or sale of any shares of Common Stock, including the INDI Shares, when transferred or sold in compliance with federal and state securities laws.

                  Section 4.6 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation or other entity.

                  Section 4.7 Financial Statements. The Company has delivered to INDI a true and complete copy of its balance sheet as of April 30, 1999, and the related statement of operations and cash flows for the period from inception through April 30, 1999 (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of the Company as at April 30, 1999 and the results of operations and cash flows of the Company for the period then ended. There have been no material adverse changes to the financial condition of the Company since April 30, 1999 other than continuing losses from operations (which losses, since April 30, 1999, do not exceed $25,000 in the aggregate), increased stockholders' deficit and liabilities incurred in the regular course of business.

                  Section 4.8 Consents, Etc. No Approval from any governmental body, office or agency or any nongovernmental person (including, without limitation, any creditor of the Company) is required in connection with the execution or delivery of the Transaction Documents by the Company, the performance by the Company of its obligations under the Transaction Documents or in connection with the consummation of any other transactions contemplated by the Transaction Documents, including the issuance of the INDI Shares, or as a condition to the legality, validity or enforceability of the Transaction Documents or the issuance of the INDI Shares.

                  Section 4.9 Title to Properties. The Company does not own any real property. The Company has good title to all of its material equipment, personal property and assets (other than properties and assets leased from others), subject to no Lien of any kind except Permitted Liens. "Permitted Liens" shall mean: (i) Liens for taxes, assessments or governmental charges not yet delinquent or being diligently contested in good faith; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law for sums not yet delinquent or being diligently contested in good faith; (iii) leases or subleases granted to others and not interfering with the ordinary conduct of the business of the Company; (iv) any interest or Lien of a lessor under any permitted operating lease; and (v) any other Lien the granting of which would not have a Company Material Adverse Effect. The Company's material assets ("Material Assets") are described on Schedule 4.9 hereof. As of the date hereof, the Company enjoys peaceful and undisturbed possession of all equipment and other personal property and assets under all leases of the same to which it is a party, and all such leases are valid and subsisting and in full force and effect. As of the date hereof, the Company is not in breach or violation of the terms of any of such leases (except for such breaches and violations as will not have, individually or in the aggregate, a Company Material Adverse Effect), and the Company does not know of any breach or violation of any of such leases by the Company or any other party thereto.

                  Section 4.10      Material Contracts.

                           (a)      Schedule 4.10 sets forth a complete and
correct list of all agreements of the following types to which the Company is a party or by which it is bound and all or any portion of which are currently in effect (collectively, the "Material Contracts"): (i) agreements which would be required to be filed by the Company as exhibits to any filings made by the Company if it were to register the Common Stock under the Securities Act of 1933, as amended (the "Act"); (ii) agreements governing (A) peering, porting, wholesale carrier, caching, mirror site or any other network accessing arrangements or relationships, (B) network and system monitoring or maintenance,
(C) vendor supply, (D) website hosting, content display, design and consulting, Web media buying and online and print marketing, including Internet and intranet development agreements, (E) customer services, (F) software technology development or sharing arrangements, including related technologies such as HTML, Java, Shockwave, Vivo Active, VAR and other formats or (G) other agreements to provide or receive Web-related, intranet- related or telecommunications-related services and related design, consulting and development services;

(iii) employment, severance, termination, consulting and retirement agreements;
(iv) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments; (v) agreements, including contracts with customers, that require aggregate future payments to or by the Company of more than Twenty-Five Thousand Dollars ($25,000); (vi) agreements containing any "change of control" provisions; (vii) agreements, arrangements or understandings with any employee, director or officer of the Company or with any Affiliate of the Company or with any stockholder or with any affiliate of any thereof; (viii) agreements prohibiting the Company from engaging or competing in any line of business or limiting such competition; (ix) joint venture, partnership and similar agreements; (x) acquisition or divestiture agreements relating to the (A) sale or purchase of assets or stock of the Company (other than sales of inventory in the ordinary course of business) or (B) the purchase of assets or stock of any other person (other than the purchase of inventory, supplies or equipment in the ordinary course of business); (xi) brokerage, finder's or financial advisory agreements; (xii) guarantees of indebtedness for borrowed money of any person;
(xiii) reseller, agent and dealer agreements; (xiv) licensing and rights arrangements for any Intellectual Property (as hereinafter defined), including all licenses of Intellectual Property and any related rights to or by the Company (or any stockholder); (xv) indefeasible rights of use, leases or other agreements for the acquisition sale, transfer, assignment or use of or access to, bandwidth, capacity or any other telecommunications network, facilities or product; and (xvi) agreements that, individually or together with one or more related agreements, are material to the assets, financial condition, business or operations of the Company. True and complete copies of all Material Contracts have been delivered to INDI or made available for inspection.

                           (b)      All Material Contracts are valid and in full
force and effect and the Company has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except such defaults as would not have a Company Material Adverse Effect.

                  Section 4.11 Taxes, Tax Returns and Audits. The Company prepared and filed on a timely basis with all appropriate Federal, state, local and foreign governmental authorities all returns in respect of taxes it is required to file on or prior to the date hereof or has obtained the appropriate extensions to file, and all such returns completely and accurately set forth the amount due of any taxes relating to the applicable period. The Company has paid in full all Taxes due on or before the date hereof and, in the case of taxes accruing on or before the date hereof that are not due on or before the date hereof, the Company has or will have established adequate reserves on its books and records and financial statements for such payment. The Company has withheld from each payment made to any of its present or former employees, officers, directors or other party all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities. In addition, (i) there are no assessments against the Company with respect to taxes that have been issued and are outstanding; (ii) no governmental authorities have audited or examined the Company in respect of taxes; (iii) the Company has not executed or filed any agreement extending the period of assessment or collection of any taxes which has not yet expired by its terms; (iv) the Company has not received written notification from any governmental authority of its intention to commence any audit or investigation; (v) the Company is not a party to, or bound by, nor does it have any obligation under any tax sharing or tax indemnification agreement, provision or arrangement, whether formal or informal, and no power of attorney, which is currently in effect, has been granted with respect to any matter relating to taxes of the Company; and (vi) the Company is not presently required nor will it be required to include any adjustment in taxable income under Section 481 of the Internal Revenue Code (or any similar provision of the tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise.

                  Section 4.12 Litigation. There is no action, arbitration, suit, proceeding or investigation pending, or to the Company's knowledge, threatened against the Company which, if determined adversely to the Company, would reasonably be expected to have a Company Material Adverse Effect. The Company is not a party or subject to the provision of any order, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

                  Section 4.13 No Employee Benefit Plans. The Company does not, in its own name, maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), programs and arrangements for the benefit of any current or former employee, officer or director of the Company.

                  Section 4.14 Assets; Intellectual Property.

                           (a)      All Intellectual Property that is either
owned or licensed to the Company is listed on Schedule 4.14(a). Except as disclosed in Schedule 5.14(a), (i) the Company has the right to use such Intellectual Property, (ii) all registrations with respect to Intellectual Property owned by the Company thereto are in full force and effect, and (iii) the Company has taken appropriate and reasonable security measures to protect the secrecy, confidentiality, and value of the Intellectual Property owned by the Company.

                           (b)      To the knowledge of the Company, there has
been no disclosure of any Intellectual Property owned by the Company that has had, or could be reasonably expected to have, a Company Material Adverse Effect. The Company has taken customary steps to back up all of the material Intellectual Property owned by it.

                           (c)      The Company has not infringed,
misappropriated or otherwise violated any Intellectual Property of any other person, except where any such infringement would not have a Company Material Adverse Effect.

                           (d)      The Company maintains the necessary "web
wrap" agreements alerting users and subscribers to the potential civil and criminal liability to which they may be subject for intellectual property infringement.

                           (e)      "Intellectual Property" means all patents,
patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all registered and unregistered, statutory and common law trademarks, service marks and service mark rights, trade dress, trade names and trade name rights, corporate names, domain names and URLs, and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information and related proprietary information.

                                    ARTICLE V
                             KIRLIN REPRESENTATIONS

                  Section 5.1 Corporate Existence. Kirlin is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have, either singly or in the aggregate, a material adverse effect on the operations, business, properties, assets or condition (financial or otherwise) of Kirlin (a "Kirlin Material Adverse Effect").

                  Section 5.2 Authorization: Binding Effect. Kirlin has all requisite corporate power and authority to (i) execute and deliver the Transaction Documents and (ii) to carry out and perform its obligations under the terms of the Transaction Documents. The Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Kirlin, enforceable in accordance with their respective terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity, and except that public policy may limit the Kirlin's indemnification obligations under Section 7.2(c) hereof.

                  Section 5.3 No Conflicts with Agreements, Etc. Neither the execution and delivery of the Transaction Documents nor the fulfillment of or compliance with the terms and provisions of the Transaction Documents will conflict with, or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, Kirlin's Certificate of Incorporation or By-laws or any contract, agreement, mortgage, indenture, lease, instrument, order, judgment, statute, law, rule or regulation to which Kirlin or any of its assets is subject, or result in the creation of any Liens on any properties of Kirlin, except for such conflicts, breaches, violations, defaults or Liens which would not have a Kirlin Material Adverse Effect.

                  Section 5.4 Consents, Etc. No Approval from any governmental body, office or agency or any nongovernmental person (including, without limitation, any creditor, stockholder or other equity holder of any of Kirlin) is required in connection with the execution or delivery of the Transaction Documents, the performance by Kirlin of its obligations under the Transaction Documents, or in connection with the consummation of the transactions contemplated by the Transaction Documents, or as a condition to the legality, validity or enforceability of the Transaction Documents.

                  Section 5.5 Purchase for Own Account. The Kirlin Shares were acquired for investment for Kirlin's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Kirlin has no present intention of selling, granting any participation in, or otherwise distributing the same. Kirlin does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person with respect to any of the Kirlin Shares, except as provided in the Stockholder Agreement.

                  Section 5.6 Restricted Securities. Kirlin understands that the Kirlin Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they were acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. Kirlin understands that the Kirlin Shares cannot be sold or transferred by it unless they are registered under the Act or such sale or transfer is exempt from the Act's registration requirements.

                  Section 5.7 Accredited Investor Status. Kirlin is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Act.

                  Section 5.8 Litigation. There is no action, arbitration, suit, proceeding or investigation pending or, to Kirlin's knowledge, threatened against any of the Kirlin, which questions the validity of the Transaction Documents or the right of Kirlin to enter into such agreements, or to consummate the transactions contemplated by the Transaction Documents.

                  Section 5.9 Current Kirlin Websites. None of the websites currently owned and operated by Kirlin or any of its Affiliates is engaged in Online Matching Services or Online Private Placement Services.

                                   ARTICLE VI
                              INDI REPRESENTATIONS

                  Section 6.1 Corporate Existence. INDI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have, either singly or in the aggregate, a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of INDI and its subsidiaries, taken as a whole (an "INDI Material Adverse Effect").

                  Section 6.2 Authorization: Binding Effect. INDI has all requisite corporate power and authority to (i) execute and deliver the Transaction Documents and (ii) to carry out and perform its obligations under the terms of the Transaction Documents. The Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of INDI, enforceable in accordance with their respective terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity, and except that public policy may limit INDI's indemnification obligations under Section 7.2(c) hereof.

                  Section 6.3 No Conflicts with Agreements, Etc. Neither the execution and delivery of the Transaction Documents nor the fulfillment of or compliance with the terms and provisions of the Transaction Documents will conflict with, or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, INDI's Certificate of Incorporation or By-laws or any contract, agreement, mortgage, indenture, lease, instrument, order, judgment, statute, law, rule or regulation to which INDI or any of its assets is subject, or result in the creation of any Liens on any properties of INDI, except for such conflicts, breaches, violations, defaults or Liens which would not have an INDI Material Adverse Effect.

                  Section 6.4 Consents, Etc. No Approval from any governmental body, office or agency or any nongovernmental person (including, without limitation, any creditor, stockholder or other equity holder of INDI) is required in connection with the execution or delivery of the Transaction Documents by INDI, the performance by INDI of its obligations under the Transaction Documents, or in connection with the consummation of the transactions contemplated by the Transaction Documents, or as a condition to the legality, validity or enforceability of the Transaction Documents.

                  Section 6.5 Purchase for Own Account. The INDI Shares are being acquired for investment for INDI's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and INDI has no present intention of selling, granting any participation in, or otherwise distributing the same. INDI does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person with respect to any of the INDI Shares, except as provided in the Stockholder Agreement.

                  Section 6.6 Restricted Securities. INDI understands that the INDI Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. INDI understands that the INDI Shares cannot be sold or transferred by it unless they are registered under the Act or such sale or transfer is exempt from the Act's registration requirements.

                  Section 6.7 Accredited Investor Status. INDI confirms that it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Act.

                  Section 6.8 Access to Information. INDI acknowledges that it has been furnished by the Company and Kirlin during the course of this transaction with all information regarding the Company which it had requested or desired to know and that all documents which could be reasonably provided to it have been made available for its inspection and review. INDI acknowledges that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company and Kirlin concerning the terms and conditions of its investment pursuant hereto. INDI acknowledges that it has made such investigation of the Company and Kirlin, including their respective business, properties, financial condition and prospects as it has deemed necessary for its purposes and is not relying upon any statements or information about the Company or Kirlin, or their business, properties, financial condition and prospects, except the Financial Statements and the representations and warranties set forth in this Agreement.

                  Section 6.9 Current INDI Websites. None of the websites currently owned and operated by INDI or any of its Affiliates is engaged in the Business.

                  Section 6.10 Litigation. There is no action, arbitration, suit, proceeding or investigation pending or, to INDI's knowledge, threatened against INDI, which questions the validity of the Transaction Documents or the right of INDI to enter into the Transaction Documents or to consummate transactions contemplated by the Transaction Documents.

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

                  Section 7.1 Financial Statements and Other Information. Commencing on the date hereof, the Company shall deliver to INDI (i) quarterly unaudited financial statements of the Company for each of the first three fiscal quarters of each fiscal year within 50 days after the end of each such quarter,
(ii) annual audited financial statements of the Company within 105 days after the end of each fiscal year, and (iii) any other information relating to the Company, the Business or the Site as INDI may reasonably request in writing. The obligations of the Company under this Section
7.1 shall immediately terminate upon consummation of an initial public offering of the Common Stock and the obligations of clause (iii) of the preceding sentence shall terminate at such time as INDI no longer has the right pursuant to the Stockholder Agreement to designate a director of the Company.

                  Section 7.2       Registration Rights.

                           (a)      Demand Registration.

                                    (i)     Grant of Right.  INDI and Kirlin
(together, the "Investors") shall each have the right, on one occasion, upon written demand to the Company ("Initial Demand Notice") to require the Company to register all or any portion of the Common Stock owned by the Investor or Investors making such demand as requested by such investor in the Initial Demand Notice (the "Registrable Securities"); provided, however, that, the Company shall not be obligated to register any Registrable Securities if the Company shall promptly deliver to such Investor an opinion of counsel, reasonably satisfactory to such Investor, stating that such securities are saleable without restriction under an exemption from the registration requirements of the Act or shall become so saleable within 90 days of the Initial Demand Notice. On such occasion, the Company shall file a registration statement covering the Registrable Securities within 60 days after Investor gave the Initial Demand Notice; provided, however, the Company may delay such filing of a registration statement for one period of up to ninety consecutive days after receipt of the Initial Demand Notice if the Company believes, in good faith, that filing the registration statement would materially adversely impact the Company's then ongoing discussions or negotiations regarding a merger, acquisition, financing transaction or other similar transaction or any other event that the Company reasonably believes disclosure of would have a material adverse effect on the Company. The demand for registration may be made at any time commencing 270 days after the date ("Effective Date") on which the Common Stock of the Company becomes publicly traded. The rights afforded to each Investor under this Section 7.2(a) shall terminate with respect to such Investor at such time as such Investor owns less than 5% of the outstanding Common Stock.

                                    (ii) Terms. The Company shall bear all fees
and expenses attendant to registering the Registrable Securities, but each Investor shall pay any and all commissions in connection with the sale of the Registrable Securities. The Company agrees to use its best efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by an Investor; provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (a) the Company to be obligated to register or license to do business in such State or consent to general service of process in such jurisdiction, or (b) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand rights granted under
Section 8.2(a) to remain effective for a period of at least 90 days from the date the Registrable Securities may be first sold thereunder.

                           (b)      "Piggy-Back" Registration.

                                    (i)     Grant of Right.  Each Investor shall
also have the right at any time to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form); provided, however, that,
(i) the Company shall not be obligated to register any Registrable Securities if the Company shall promptly deliver to such Investor an opinion of counsel, reasonably satisfactory to such Investor, stating that such securities are saleable without restriction under an exemption from the registration requirements of the Act or shall become so saleable within 90 days of the filing of such registration; and (ii) if, in the opinion of the Company's managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company's securities that can be marketed (a) at a price reasonably related to their then current market value, or (b) without materially and adversely affecting the entire offering, each Investor shall agree to the following if and as requested by the managing underwriter: (1) to withdraw the Registrable Securities from inclusion on the registration; (2) to include the Registrable Securities on the registration, but not to sell any Registrable Securities, without the consent of the managing underwriter, for a period of 90 days from the effective date of the registration or (3) to reduce the amount of Registrable Securities to be included in such offering to the amount recommended by such managing underwriter; provided that if securities are being offered for the account of other persons or entities as well as the Company (and the underwriters), such reduction shall not represent a greater fraction of the number of Registrable Securities requested to be registered by the Investor than the fraction of similar reductions imposed on such other persons or entities over the amount of securities requested to be registered by such holders.

                                    (ii)    Terms. The Company shall bear all
fees and expenses attendant to registering the Registrable Securities, but each Investor shall pay any and all commissions in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall either furnish each Investor with not less than 15 days' written notice prior to the proposed date of filing of such registration statement or simply include the shares of Common Stock owned by such Investor thereon. The Investor shall exercise the "piggy-back" rights provided for herein by giving written notice within 10 days of the receipt of the Company's notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above "piggyback" rights to remain effective for a period of at least 90 days from the date the Registrable Securities may be first sold thereunder.

                           (c)      Indemnification.  The Company shall
indemnify each Investor participating in a registration and their respective officers, directors, employees and each person, if any, who controls such Investor within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "INDI Indemnitees" or "Kirlin Indemnitees," as the case may be), against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from such Registration Statement, except those arising from material misstatements or omissions in the Investor Information (defined below). Each Investor participating in a registration shall separately and not jointly indemnify the Company, its affiliates and their respective officers, directors, employees and affiliates (collectively, the "Company Indemnitees"), against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from material misstatements or omissions related to information regarding the Investor's ownership of Registrable Securities and plan of distribution with respect thereto furnished by or on behalf of such Investor or its successors or assigns, in writing, for specific inclusion in such Registration Statement.

                  Section 7.3 Management Services. During the Promotion Period, Kirlin and/or its Affiliates shall provide Services (as defined) to the Company. "Services" means those services deemed necessary or appropriate by the Company for the development, management, operation and, prior to the Launch Date, the launch, of the Site, and for the operation of the Business, including, but not limited to certain marketing, MIS, corporate communications, corporate executive management, HR administration, financial, legal and accounting services (including processing of accounts payable, payroll and treasury) and other services as may be requested from time to time by the Company in connection with the

Business. In consideration of the Services, the Company shall pay Kirlin a monthly fee representing a fair allocation of all indirect, non-out-of-pocket or centralized expenses incurred by Kirlin on behalf of the Company (such fair allocation to be based on actual cost, to the extent determinable), such fee not to exceed $25,000 in any one month without the prior written consent of INDI. The Company shall also reimburse Kirlin for all out-of-pocket expenses incurred on behalf of the Company. Kirlin shall deliver to the Company and INDI quarterly summaries of such Services and the fees and expenses charged by Kirlin to the Company in connection therewith.

                  Section 7.4 Notification of Parties Requesting Financing through the Company. The parties acknowledge that INDI's reputation for journalistic integrity is of great value to INDI, that INDI desires to avoid the suggestion of impropriety in connection with its editorial content, and that INDI's reputation could be damaged were INDI to report on companies that receive funding through the Business. The Company agrees to notify INDI in writing of the name of any public company that submits to the Company a request to utilize the Business to obtain financing, promptly after the Company's receipt of such request. The Company also agrees to notify INDI in writing of the name of any company that utilizes the Business in connection with the registered offering of securities, promptly after the declared effectiveness of such offering. INDI acknowledges that it shall be subject to the obligations of Section 8.1 with respect to any information submitted to INDI pursuant to this Section 7.4.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

                  Section 8.1 Confidentiality. INDI hereby agrees to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company obtained by INDI pursuant to the terms of this Agreement or the Stockholder Agreement, except to the extent that such information can be shown to have been (i) in the public domain through no fault of INDI, (ii) lawfully acquired by INDI from another source, which source shall not be the agent of any of INDI or person under confidentiality obligations to any of the parties to this Agreement or their respective affiliates, or (iii) independently developed by INDI or its affiliates. Except as otherwise required by applicable law, rule or regulation, INDI shall not release or disclose such information to any other person, except its attorneys and other consultants and advisors who need to know same in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents, who shall each agree to hold such information in confidence. The parties understand that INDI may determine it is required to file a Current Report on Form 8-K describing the Transaction Documents and attaching copies thereto as exhibits to such report.

                                   ARTICLE IX
                         JOINT COVENANTS OF THE PARTIES

                  Section 9.1 Further Action. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                  Section 9.2 Public Offering Lock-Ups. In the event the Company commences and consummates an initial public offering of its Common Stock, each of Kirlin, INDI and their respective affiliates agrees that, if required by the managing underwriter of such offering, it shall execute an agreement by which it shall be prohibited, for a period of up to one year following consummation of the offering, from selling any shares of Common Stock owned by it without the consent of such managing underwriter. Any party to which INDI or Kirlin or their respective affiliates may transfer any of their shares of Common Stock shall be required, as a condition to such transfer, to agree to be bound by this Section 9.2.

                  Section 9.3 Noncompete.

                           (a)      So long as the Company continues to conduct
the Business, neither Kirlin nor INDI, nor any of their respective Affiliates, shall directly or indirectly (i) engage in Online Matching Services or Online Private Placement Services or (ii) allow the use of their respective names in connection with the branding of such businesses. Notwithstanding the foregoing, the restrictions set forth in this Section 9.3 shall terminate on the earlier of
(1) the expiration of the Promotion Period and (2) the consummation of an initial public offering of the Common Stock.

                           (b)      During the Promotion Period, INDI shall not
provide advertising or other promotions to or for entities engaged in the Business, except to such entities who pay for advertising in cash or other non-equity consideration at INDI's customary rates.

                  Section 9.4 Press Release. Kirlin and INDI shall issue a joint press release, as promptly as practicable after execution of this Agreement, in form and substance mutually satisfactory to the parties. All other press releases relating to the existence of this Agreement or the transactions contemplated hereby by either party shall be furnished for the other party's review prior to dissemination.

                  Section 9.5 Kirlin Advertising Commitment. Each time Kirlin or any Affiliate thereof (excluding the Company) receives a Finder's Fee, Kirlin shall purchase from INDI, within 60 days of such receipt, Promotions in an amount (valued as described in Section 2.3 above) equal to no less than the Kirlin Advertising Commitment with respect to such Finder's Fee. Kirlin shall be responsible for the content of such Promotions, which shall be subject to INDI's reasonable approval as described in Section 2.6 above. For purposes of this Section only, the term "Promotions" may include advertisements for Kirlin and its Affiliates.

                                    ARTICLE X
                                 INDEMNIFICATION

                  Section 10.1      Indemnification of INDI.

                           (a)      The Company shall, indemnify and hold
harmless the INDI Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the INDI Indemnitees, arising from or in connection with
(i) the breach of any of the Company's representations, warranties or covenants contained in this Agreement, (ii) any content presented on the Site, except to the extent such content was provided by INDI or (iii) the operation of the Site, including without limitation, improper use of software and infringement of patents.

                           (b)      Kirlin shall, indemnify and hold harmless
the INDI Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the INDI Indemnitees, arising from or in connection with (i) the breach of any of Kirlin's representations, warranties or covenants contained in this Agreement or (ii) any content presented on the Site to the extent such content was provided by Kirlin.



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



                  Section 10.2  Indemnification of Kirlin.

                           (a)      The Company shall, indemnify and hold
harmless the Kirlin Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the Kirlin Indemnitees, arising from or in connection with (i) the breach of any of the Company's representations, warranties or covenants contained in this Agreement, (ii) any content presented on the Site, except to the extent such content was provided by Kirlin or (iii) the operation of the Site, including without limitation, improper use of software and infringement of patents.

                           (b)      INDI shall indemnify and hold harmless the
Kirlin Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the Kirlin Indemnitees, arising from or in connection with (i) the breach of any of INDI's representations, warranties or covenants contained in this Agreement or (ii) any content presented on the Site to the extent such content was provided by INDI.

                  Section 10.3  Indemnification of the Company.

                           (a)      INDI shall indemnify and hold harmless the
Company Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the Company Indemnitees, arising from or in connection with (i) the breach of any of INDI's representations, warranties or covenants contained in this Agreement or (ii) any content presented on the Site to the extent such content was provided by INDI.

                           (b)      Kirlin shall indemnify and hold harmless the
Company Indemnitees from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the Company Indemnitees, arising from or in connection with (i) the breach of any of Kirlin's representations, warranties or covenants contained in this Agreement or (ii) any content presented on the Site to the extent such content was provided by Kirlin.



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



                  Section 10.4  Notices; Third Party Claims.

                           (a)      A party required to make an indemnification
payment pursuant to this Article 11 ("Indemnifying Party") shall have no liability to make such payment unless the party or parties entitled to receive such indemnification payment (each an "Indemnified Party") gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether the claim is a third-party claim or a direct claim of the Indemnified Party against the Indemnifying Party.

                           (b)      If an Indemnified Party becomes aware of a
third-party claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall, with reasonable promptness, notify in writing the Indemnifying Party of such claim, identifying the basis for such claim and the amount or the estimated amount thereof to the extent then determinable which estimate shall not be conclusive of the final amount of such claim (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and expenses of such counsel with regard thereto; provided further, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) included both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel (at the Indemnifying Party's expense) in contesting any claim or demand which the


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



Indemnifying Party defends. A claim or demand may not be settled by any party without the prior written consent of the other party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if the settlement would contain any injunctive obligations that would be binding upon the Indemnified Party.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1 Survival. The warranties and representations of the Company, Kirlin and INDI contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

                  Section 11.2 Successors and Assigns. None of the rights or obligations of the parties hereto may be assigned without the written consent of each of the parties, and any attempt to do so shall be null and void. Subject to the preceding sentence, the rights and obligations of each party hereto shall be binding on and inure to the benefit of its successors and permitted assigns.

                  Section 11.3 Governing Law; Venue. This Agreement shall be governed by and construed under the law of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the Company, Kirlin and INDI (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company, Kirlin and INDI further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address set forth herein shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                  Section 11.4 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature received via facsimile shall be deemed an original for all purposes.

                  Section 11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  Section 11.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier, or four days after deposit with the United States Post Office by certified mail, postage prepaid, in every case with a copy by facsimile, to the parties at the following addresses and numbers (or at such other address or number for a party as shall be specified by like notice, except that notices of changes of address or number shall be effective upon receipt):

                  If to INDI:
                           Individual Investor Group, Inc.
                           125 Broad Street, 14th Floor
                           New York, New York  10004
                           Attention:  General Counsel
                           (Facsimile No.:  212/742-0742)

                  with a copy to:

                           Lowey Dannenberg Bemporad & Selinger, P.C.
                           One North Lexington Avenue
                           White Plains, New York  10601
                           Attention:  Richard W. Cohen, Esq.
                           (Facsimile No.:  914/997-0035)

                  If to Kirlin Holding Corp. or the Company:

                           6901 Jericho Turnpike
                           Syosset, New York  11791
                           Attention:  Anthony Kirincic
                           Facsimile No:  516/364-5199

                                    and



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



                  in either case, with a copy to

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attention:  David Alan Miller, Esq.
                           (Facsimile No:  212/818-8881)

                  Section 11.7 Termination Rights. In the event the Commercial Launch of the Site shall not have occurred by December 31, 1999, INDI shall have the right, exercisable by written notice ("Termination Notice") to the Company on or prior to January 31, 2000, to terminate this Agreement. If INDI elects to so terminate, it must deliver the INDI shares to the Company, which shares shall be immediately canceled or placed in the treasury of the Company. INDI shall deliver the INDI Shares concurrently with the delivery of the Termination Notice to the Company unless INDI elects to exercise its "put" right as described in
Section 7 of the Securities Purchase Agreement, in which event INDI shall deliver the INDI Shares at the closing described in such Section of the Securities Purchase Agreement. The Company shall not pay consideration of any kind for the INDI Shares delivered to it in accordance with this Section 11.7. Upon such termination, this Agreement and the Stockholder Agreement shall be of no further force or effect.

                  Section 11.8 Fees. The Company shall pay the respective legal fees of each party arising out of the negotiation, structuring and consummation of the Transaction Documents and the transactions contemplated by the Transaction Documents.

                  Section 11.9 Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Kirlin and INDI.

                  Section 11.10 Severability. If one or more provisions of this Agreement is or are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its remaining terms.



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


                  Section 11.11 Compliance with Laws and Regulations. The parties shall comply with all applicable governmental laws, ordinances and regulations. Each party will be solely responsible for its own individual violations of any such laws, ordinances, and regulations.

                  Section 11.12 Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  Section 11.13 Definition of Affiliates. "Affiliate" of a party shall mean any person or entity owned or controlled by or under common control with such party and any of their respective directors, officers or employees; provided, however, that the parties' nonemployee directors and Saul Steinberg and any entity controlled by such persons shall not be deemed Affiliates.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INDIVIDUAL INVESTOR GROUP, INC.                     KIRLIN HOLDING CORP.


By:___________________________                    By:_________________________
Name:                                             Name:
Title:                                            Title:   President





                                                     VENTURE HIGHWAY.COM, INC.


                                                 By:__________________________
                                                 Name:
                                                 Title:


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